Pricing Supplement No. 8                  Dated August 13, 2001                       Rule 424(b)(3)
CUSIP #:15405CCM2                                                                      File No. 333-36456
(To Prospectus dated May 16, 2000)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series E
(Fixed Rate)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

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Principal Amount: $15,000,000	Trade Date: August 9, 2001 Maturity Date: August 15, 2011
Issue Price: 100% initial and variable thereafter	Original Issue Date: August 14, 2001

Interest Rate: 7.0%	Form: [X] Book-Entry [ ] Certificated [ ] Both

         If the Original Issue Date falls within the 15-day period preceding March 1 or September 1, the Interest Payment Dates shall be:
         1st coupon payment September 4, 2001 and thereafter on March 1 and September 1
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Redemption:
[X]   The Notes cannot be redeemed prior to maturity
        The Notes may be redeemed prior to maturity

                           Redemption                     Redemption
                              Date(s)                           Price(s)

Repayment:
[X]   The Notes cannot be repaid prior to maturity at the option of the holders thereof
[  ]    The Notes may be repaid prior to maturity at the option of the holders thereof

                          Redemption                     Redemption
                              Date(s)                           Price(s)

Original Issue Discount Note: :      [  ] Yes       [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

          As of the date of the issuance of the Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Notes being concurrently or theretofore issued or retired there will be $210 million in aggregate principal amount of the Company's Medium-Term Notes (including, Series C and Series E Notes) outstanding.